Lihua International Recaps First Investor and Analyst Day

DANYANG, China, May 26, 2011 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum ("CCA") wire, today provided a recap of its first-ever investor and analyst day held Tuesday, May 24, 2011, at Company headquarters in Danyang, China.

Investors and analysts in attendance heard presentations from Mr. Jianhua Zhu, co-founder, Chairman and CEO; Ms. Yaying Wang, co-founder and COO; Mr. Roy Yu, CFO; and Ms. Daphne Huang, EVP of Corporate Finance.  Additionally, customers and suppliers provided testimonials regarding the quality, purity and market opportunity of Lihua's copper and copper alternative products, and the Mayor of Danyang City, Mr. Shen officially welcomed Lihua's visitors. Guests were taken on a tour of the Company's manufacturing facilities and the site of the second copper recycling facility, which is currently under construction and planned to open during the fourth quarter of 2011.

Management presentations focused on four key themes:

•	Lihua's historical milestones, from the introduction of CCA wire in 2005, through the 2010 introduction of copper anode, leading to the Company's record first quarter revenue of $136.9 million.

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The current and anticipated state of China's copper market, including demand drivers, supply constraints, the emerging opportunity for recycled copper products and Lihua's insulation from commodity price fluctuations as a result of its copper-agnostic business model.

•
The Company's products, manufacturing processes, commitment to upholding environmental standards and statistics on each of Lihua's primary products: copper anode, copper and CCA wire and refined copper rod.

•
The Company's mid- and longer-term strategic vision, including plans for Lihua's new manufacturing facility, which is currently under construction, the status of the scrap copper import license for which the Company has applied, planned expansion of Lihua's R&D capabilities and new products in the Company's pipeline that will address markets such as power cable and wind energy.

The Company also announced that Magnify Wealth, a holding company affiliated with Lihua’s founder, Chairman and Chief Executive Officer, Mr. Jianhua Zhu, has begun purchasing Lihua shares.  The purchases made and to be made by Magnify Wealth are separate from transactions made under the Company’s $15 million share buyback program, which was previously announced in January 2011.

Lihua management is also currently in discussions with a Big Four audit firm regarding potential engagement as the Company's registered public accountant.

"On behalf of the entire Lihua team, I would like to thank the investors, analysts and other guests who joined us in Danyang for this milestone event, as well as those who participated via the web," said Mr. Zhu. "Throughout our history, we at Lihua have prided ourselves on transparency and accessibility, and the primary objective of this event was to give the investment community a new level of access to our Company, our management and our operations. We believe the event was a great success, and hope that those who participated gained both value and insight."

A streaming video archive of the event, as well as downloadable presentation materials, are available on Lihua's website at www.lihuaintl.com, under the "Events and Presentations" section.

"Lihua continues to perform well strategically, operationally and financially, and we believe that the Company has a bright future as we approach major milestones including the direct import of scrap copper, the launch of our new copper recycling facility and the introduction of new, value added products to the copper and copper replacement markets," added Mr. Zhu. "Despite these past accomplishments, anticipated milestone developments and our positive outlook for the future, our share price is depressed, largely as a result of external factors that are beyond our direct control. I am confident that adding to my position in Lihua at current levels represents a prudent investment and a sound use of capital."

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and pure copper products. Current product offerings include CCA and copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com